SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 2, 2007

Commission File Number 1-7107

LOUISIANA-PACIFIC CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	1-7107	93-0609074
(State or other jurisdiction of incorporation or organization)	Commission File Number	(IRS Employer Identification No.)

414 Union Street, Suite 2000, Nashville, TN 37219

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (615) 986-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                              Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Establishment of 2007 Annual Cash Incentive Award Opportunities

At a meeting of the Compensation Committee of the Board of Directors of Louisiana-Pacific Corporation (“LP”) held on February 1, 2007, the Compensation Committee established 2007 annual cash incentive award opportunities under the Louisiana-Pacific Corporation Annual Cash Incentive Award Plan.  The award opportunities are subject to the achievement of a combination of corporate performance and individual performance goals.  The award opportunities for LP’s executive officers are as follows:  Mr. Frost, 75% of base salary, or $600,000; Mr. Stevens, 55% of base salary, or $247,000; Mr. Olszewski, 55% of base salary, or $187,000; and Mr. Wagner, 55% of base salary, or $173,000.

The performance goals for each executive officer are based 60% on LP’s corporate performance as measured by target earnings per share and 40% on objective individual goals unique to each of them.  Depending upon the extent to which performance goals are determined to have been met, the actual amount paid as a cash incentive award could range from 0% to 200% of the target amount relating to corporate performance and from 0% to 150% of the target amount relating to individual performance.  The applicability of specified potential adjustments to reported earnings per share for computational purposes, and the satisfaction of corporate and individual performance goals, will be determined by the Compensation Committee following the end of 2007.  Cash payments, if any, will be made as soon as practicable after the determination of the amount of the awards.

The business criteria on which individual performance goals are based include financial, strategic and other goals related to the performance of LP (in the case of Mr. Frost), specified business units (in the cases of Messrs. Olszewski and Wagner) or specified functional areas (in the case of Mr. Stevens) for which an executive has responsibility and goals related to success in developing and implementing particular tasks assigned to an individual executive.  These goals, therefore, vary depending upon the responsibilities of individual executives.  Goals for one or more of LP’s executive officers include goals related to EBITDA and cash flow levels, execution of capital expenditure plans, strategic planning and execution, dispositions of specified assets, quality control, safety measures, success in developing and implementing particular management plans or systems, leadership, succession planning, relationships with specified constituencies and other specified goals.

Board of Director Committee Assignments

On February 2, 2007, LP’s Board of Directors named Lizanne C. Gottung to the Compensation Committee and the Environmental and Compliance Committee, replacing Kurt M Landgraf who was named to the Nominating and Corporate Governance Committee.  Mr. Landgraf continues to be a member of the Finance and Audit Committee.

 Principal Accounting Officer

On February 2, 2007, LP’s Board of Directors confirmed the appointment of Curtis M. Stevens, LP’s Executive Vice President Finance and Administration, Chief Financial Officer, as LP’s “principal accounting officer” within the meaning of the rules and regulations of the Securities and Exchange Commission, to serve in such capacity from the date of resignation of Russell S. Pattee on December 8, 2006 until March 15, 2007.  Mr. Stevens, age 54, has been Executive Vice President Finance and Administration and Chief Financial Officer of LP since May 2002.  He previously served as Vice

President, Treasurer and Chief Financial Officer of LP from September 1997 to April 2002.  No material plan, contract or arrangement was entered into or amended in connection with Mr. Stevens’ appointment as principal accounting officer, and no grant or award (or modification thereto) was made to Mr. Stevens under any such plan, contract or arrangement in connection with such appointment.

Also on February 2, 2007, LP’s Board of Directors appointed Jeffrey D. Poloway to serve as the Company’s principal accounting officer, effective March 15, 2007. Mr. Poloway, age 50, has served as Corporate Controller of LP since January 31, 2007.  He previously served as the Vice President — Accounting & Reporting of Fruit of the Loom, an apparel manufacturer, from May 1996 until October 2006.  Mr. Poloway will earn $190,000 annually and be eligible to participate in the 2007 annual cash incentive award opportunities under the Louisiana-Pacific Corporation Annual Cash Incentive Award Plan at 35% of his base salary, or $66,500.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LOUISIANA-PACIFIC CORPORATION

By:	/s/ Curtis M. Stevens
Curtis M. Stevens
Executive Vice President and Chief Financial Officer
(Principal Financial Officer)

Date:  February 2, 2007